Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick Appoints Patricia Little to Board of Directors

SPARKS, MD, MAY 27, 2010 — McCormick & Company, Incorporated (NYSE:MKC) today announced that Patricia Little, Executive Vice President and Chief Financial Officer of Kelly Services, Inc., has been appointed to the Board of Directors of McCormick, effective May 25, 2010.

Ms. Little has been in her role at Kelly since 2008. Previously, she was with the Ford Motor Company where her last position was General Auditor, in which she was responsible for Ford’s global internal audit function. Prior to that, she was Director of Global Accounting. She joined Ford in 1984.

Ms. Little received a master’s degree in Industrial Administration from Carnegie Mellon University and a bachelor’s degree in Accounting from Drake University.

Commented Alan D. Wilson, Chairman, President & CEO of McCormick, “We are extremely pleased to have Ms. Little join our Board. Her broad experience in the finance function at both the operational level and the corporate level will be of great value. Her extensive global background from her tenure with Ford and Kelly will bring our board a valuable perspective as we continue to drive McCormick’s growth worldwide.”

About McCormick

McCormick & Company, Incorporated (www.mccormickcorporation.com) is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry - retail outlets, food manufacturers and food service businesses.

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For more information contact:

Corporate Communications:	Investor Relations:
Jim Lynn	Joyce Brooks
(410) 771-7803	(410) 771-7244
Jim_Lynn @mccormick.com	joyce_brooks@mccormick.com

5/2010